GUGGENHEIM

Innovative Solutions. **Enduring Values.**®

Sponsor
Guggenheim Partners Investment Management, LLC
Code of Ethics
Guggenheim Partners Investment Management, LLC
Chief Compliance Officer

Owner
GPIM Director of Policies & Procedures

Contact
Arik.Hirschfeld@GuggenheimPartners.com

Effective Date
January 1, 2020

Table of Contents
1.Objectives of the Code of Ethics    4
2.Who is Subject to the Code?    4
3.Who Administers the Code?    5
3.1.Chief Compliance Officer    5
3.2.Code of Ethics Compliance Platform    6
4.Fiduciary Duty to Clients    7
4.1.Managing Conflicts    7
4.2.Confidentiality and Safeguarding Information    7
4.3.Prohibition on Front Running    7
4.4.Compliance with the Code of Ethics    8
5.Reporting of Personal Trading    8
5.1.Which Investment Accounts Do Access Persons Need to Report?    8
5.2.Required Initial Holdings Reports and Certifications    10
5.3.Required Quarterly Transaction Reports    11
5.4.Annual Holdings Reports and Certifications    13
6.Pre-clearance for Personal Trading    13
6.1.Trades Requiring Pre-Clearance    14
6.2.Trades Not Requiring Pre-Clearance    15
6.3.Prohibited Transactions    16
7.Trading Restrictions    18
7.1.For All Trading    18
7.2.Excessive Trading in Reportable Accounts    18
7.3.Holding Period – Thirty-Day Prohibition on Buying/Selling Covered Securities    18
7.4.Section 16 Reporting for Certain Closed-End Mutual Funds    19
8.Annual Review    19
9.Retention of Records    19
10.Sanctions    20
11.Interpretations and Exceptions    20
12.Appendix A – Reference Guide for Covered Security Pre-Clearance and Reporting Requirements    21
13.Appendix B – Option Trading Pre-Clearance Requirements    23

1.

2.	Objectives of the Code of Ethics
Guggenheim Partners Investment Management, LLC (“GPIM” or the “Advisor”), its subsidiaries and affiliated investment advisers are committed to conducting our investment advisory business with the highest legal and ethical standards. We aim to uphold our reputation of integrity and professionalism in the furtherance of the interests of our clients and in a manner that is consistent with all applicable laws, rules and regulations. This reputation is a vital business asset and has generated the trust and confidence of GPIM’s clients.
Accordingly, the Advisor has adopted this Code of Ethics (the “Code”) to effectuate the purposes and objectives of Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and in accordance with industry best practices. All persons associated with the Advisor are responsible for knowing and understanding the policies and guidelines contained in the Code. Our conduct should reflect GPIM’s values, demonstrate ethical leadership, and promote a work environment that upholds our reputation for integrity, ethical conduct and trust. The Code sets forth the general principles and standards of conduct expected from you. It cannot and is not intended to cover every scenario or circumstances under which you may face business and personal conflicts. Technical compliance is not enough and you are expected to comply with the spirit of the Code.
The GPIM Compliance Department monitors, surveils and escalates to the business when appropriate. The GPIM Chief Compliance Officer (“CCO”) and GPIM Compliance Department should be contacted for advice and recommendations as to compliance with regulatory requirements, the Code and together with the GPIM Compliance Manual (“Manual”), the Compliance Program. However, the business has primary authority and control over the investment activities and operation of GPIM and for managing employees. Access Persons should contact Guggenheim Partners’ Central Compliance – Employee Activities Group (“Central Compliance”) with any questions on employee trading and activities.

3.	Who is Subject to the Code?
As a condition of employment, all individual employees, officers, principals, partners and directors of GPIM (generally referred to as “Employees”) are required to comply with the Code. In addition, the following categories of persons are considered to be Access Persons and are required to comply with the Code together with Employees. “Access Person” includes any:

a.
Employee, Director, officer, manager, principal and partner of the Advisor (or other persons occupying a similar status or performing similar functions), or other person who provides advice on behalf of the Advisor or is subject to the Advisor’s supervision and control; or

b.	Any person who:

i.
Has access to nonpublic information regarding any of the Advisor’s client’s purchases or sales of securities, or nonpublic information regarding the portfolio holdings of any client account the Advisor or their affiliates manage, or any fund which is advised or sub-advised by the Advisor (or certain affiliates, where applicable);

ii.	Makes recommendations or investment decisions on behalf of the Advisor;

iii.
Has the power to exercise a controlling influence over the management and policies of the Advisor, or over investment decisions, who obtains information concerning recommendations made to a client account with regard to the purchase or sale of a security;

iv.
The CCO shall determine on a case-by-case basis whether a temporary employee (e.g., consultant or intern) should be considered an Access Person. Such determination shall be made based upon an application of the criteria provided above, whether an appropriate confidentiality agreement is in place, and such other information as may be necessary to ensure that proprietary information is protected. As such, temporary employees may only be subject to certain sections of the Code, such as certifying to it, or may be exempt from certain reporting requirements such as not having to hold their reportable accounts at the permitted broker-dealers; or

v.	Any person deemed to be an Access Person by the CCO.

4.	Who Administers the Code?

4.1.	Chief Compliance Officer

4.1.1.	Responsibilities
The Advisor’s Compliance Department (the “GPIM Compliance Department”) is responsible for administering the Code of Ethics under the auspices and responsibility of the CCO and the Advisor’s senior management. The CCO will delegate appropriate responsibilities to designated members of the GPIM Compliance Department. Central Compliance administers certain sections of the Code of Ethics pertaining to Employee activities.

4.1.2.	Reporting of Violations
If an Access Person becomes aware of a violation of the Code, the Access Person has an obligation to report the matter promptly to the CCO. Nothing in this policy prohibits an Access Person from contacting a securities regulator.

4.1.3.	Review of Violations
The GPIM Compliance Department will review all violations of the Code and oversee any appropriate investigation and subsequent response. As the designee of senior management, the CCO shall have the right to make final and binding interpretations of the Code and may grant, using his/her discretion, exceptions to certain of the Code’s requirements and restrictions.

•
No Employee, who in good faith reports a violation of the Code, shall suffer harassment, retaliation or with respect to a report concerning a violation by another Employee, adverse employment consequences.

▪
    An Employee who retaliates against someone who has reported a violation in good faith may be subject to disciplinary action. Alternatively, the Advisor will treat any malicious or knowingly false report of a violation to be a serious offense and may discipline the Employee making such a report.

4.1.4.	Review of CCO Compliance with Code
A member of senior management of the Advisor or any other person designated (e.g., a member of the Legal Department or the Global Head of Compliance or his/her designee), who may or may not be an Employee of the Advisor, is responsible for reviewing the CCO’s personal trading reports and Code certifications required under the Code. If the CCO is in violation of the Code, senior management will impose the appropriate sanction(s).

4.1.5.	Employee Cooperation
Employees are encouraged to share questions, concerns, suggestions or complaints with the GPIM Compliance Department. Reports of violations or suspected violations will be kept confidential to the extent possible, but consistent with the need to conduct an adequate investigation.

4.2.	Code of Ethics Compliance Platform

4.2.1.	Use of Compliance Platform
The Advisor utilizes an electronic Compliance Platform, to manage the Code’s reporting and certification obligations. Access Persons are required to use the Compliance Platform, to the extent practical.

▪
Code reporting requirements are to be completed through the Compliance Platform (including certifications, personal securities transactions covered by the Code, disciplinary disclosures, outside business affiliations, private transactions, board memberships, and gifts and entertainment) or through an alternate manner approved by the GPIM Compliance Department.

▪	At the time of designation as an Access Person, Central Compliance will provide all Access Persons with login information and instructions for using the Compliance Platform.

4.2.2.	Electronic Reporting
Quarterly personal securities transaction reporting and annual holdings reporting will be completed electronically, to the extent practical. In order for duplicate brokerage statements to be sent directly to the Compliance Platform or for electronic feeds to be established, Access Persons may need to provide appropriate authorization to their brokers.

4.2.3.	Exceptions to Electronic Reporting
On a case by case basis and at the discretion of Central Compliance, paper reports and certifications may be accepted in lieu of electronic reporting on the Compliance Platform.

5.	Fiduciary Duty to Clients

5.1.	Managing Conflicts
Access Persons owe a fiduciary duty to clients and have an obligation to act in their clients’ best interests. Access Persons must scrupulously avoid serving personal or conflicted interests ahead of the interests of clients. Conflicts and potential conflicts can arise in a variety of situations. All Access Persons must also seek to identify and appropriately address potential conflicts between and among client accounts as well. One client’s interests may not be favored over the interests of another. The Manual, available via OneGuggenheim, includes the Private Transactions Conflicts of Interests Review Policy that provides additional guidance and procedures for addressing potential conflicts within a business transaction context.

5.2.	Confidentiality and Safeguarding Information
Unless permitted in writing prior to disclosure, information regarding clients or their accounts may not be shared with persons outside of the Advisor, such as vendors, family members, or market participants. In particular, information regarding the trading intentions of clients or the Advisor on behalf of its clients may not be shared. Access Persons may have information regarding clients, their investment strategies, strategic plans, assets, holdings, transactions, personnel matters and other information. This information must remain confidential and may not be shared outside the Advisor.

5.3.	Prohibition on Front Running
Front-running, trading opposite the Advisor’s client account(s), or engaging in conduct that may be construed as front-running, is strictly prohibited under the Code. For example, front-running would include an Access Person purchasing a Covered Security any time within seven days ahead of when the Advisor’s client account(s) purchases the same Covered Security, or the sale of a Covered Security any time within seven days ahead of when the Advisor’s client account(s) sells the same Covered Security. An example of trading opposite the Advisor’s client account(s) would include the sale of a Covered Security any time within seven days after the Advisor’s client account(s) purchases the same Covered Security or the purchase of a Covered Security any time within seven days after the Advisor’s client account(s) sells the same Covered Security. Proprietary, Access Persons’, and discretionary accounts will be monitored for front-running.

5.4.	Compliance with the Code of Ethics
Each Access Person will receive a copy of the Code and any subsequent material amendments to the Code, and each Access Person must acknowledge receipt of the Code in writing not less frequently than on an annual basis, and generally on a quarterly basis.  Each Access Person is required to certify that he/she (i) has read and understands the Code, (ii) is aware that he/she is subject to the provisions of the Code, (iii) has complied with the Code at all times during the previous calendar year, and (iv) has, during the previous calendar year, reported all holdings and transactions that he/she is required to report pursuant to the Code. The acknowledgement of receipt and certification may be made electronically through a manner specified by the GPIM Compliance Department. A current copy of the Code is available via OneGuggenheim.

6.	Reporting of Personal Trading
It is the sole responsibility of the Access Person to ensure that all reporting requirements are completed by the timeframes set forth by the Code. This may mean that the Access Person may have to enter information manually, provide statements or follow up with his/her broker-dealer or bank.

6.1.	Which Investment Accounts Do Access Persons Need to Report?
Generally, any account which is in the name of the Access Person and members of his/her Immediate Family, which can, even if the account does not currently, hold Covered Securities (as defined in Section 5.3.1 below) will need to be reported.

6.1.1.	Report any of the following Investment Accounts:

a.	The Access Person has Beneficial Ownership over an Investment Account.

b.
Any Investment Account with a broker-dealer or bank over which the Access Person has investment decision-making authority (including accounts that the Access Person is named on, such as being a guardian, executor or trustee, as well as accounts that Access Person is not named on such as an account owned by another person but for which the Access Person has been granted trading authority).

c.
Any Investment Account with a broker-dealer or bank established by a partnership, corporation, or other entity in which the Access Person has a direct or indirect interest through any formal or informal understanding or agreement.

d.	Any college savings account in which the Access Person has investment discretion and where the account has the ability to invest in Covered Securities.

e.
Any account in which the Access Person’s Immediate Family is the owner. Access Persons are presumed to have investment decision-making authority for, and therefore should report, any Investment Account of a member of their Immediate Family if they live in the same household.

f.	Any 401(k) accounts from a previous employer which can, or offer the ability to, hold Covered Securities.

g.	Any other account that the CCO deems appropriate in light of the Access Person’s interest or involvement.
All Investment Accounts of new Access Persons and any Investment Accounts of current Access Persons must be maintained with brokerage firms designated and approved by Central Compliance. The CCO or his designee may grant exceptions in writing to this policy on a limited basis. However, in general, personal trading in such accounts will be prohibited. Further, Access Person will be responsible for ensuring that the account statements and trade confirmations for Investment Accounts held away from designated brokerage firms are received by Central Compliance within 20 days after each quarter-end and reflect current account information as of the respective quarter-end.
Existing Investment Accounts of new Access Persons which are not held at the permitted broker-dealers must be transferred within 90 calendar days from the date the Access Person is so designated; the failure to transfer within this time will be considered a violation of the Code. Any request to extend the 90 day transfer deadline must be accompanied by a written explanation by the current broker-dealer as to the reason for delay. Central Compliance may grant specific exceptions in writing.

6.1.2.	Independently managed/third-party discretionary account reporting:

a.	Access Persons must disclose independently managed/third-party discretionary accounts, i.e., where the person has “no direct or indirect influence or control”.

b.
Access Persons are required to obtain a signed copy of the Managed Account Letter (provided by Central Compliance) from their third-party investment advisor confirming that the advisor has authority to effect transactions on behalf of the account without obtaining prior consent of the Access Person and that the Access Person does not direct trades in the account. Access Persons are required to annually renew their Managed Account Letters confirming third-party discretion.

c.
Access Persons should immediately notify Central Compliance in writing if there are any changes in control over the account or if there are any changes to the relationship between the trustee or third-party investment advisor and the Access Person (i.e., independent professional or friend or relative, unaffiliated versus affiliated firm). Please note that an immediate family member with discretion over a covered account is not considered a third-party advisor.

d.	Trades in independently managed/third-party discretionary accounts, including trades in Covered Securities, are not subject to the pre-clearance requirements and trading restrictions of the Code.

e.
Certain Access Persons (as determined and communicated by Central Compliance) are required to maintain independently managed/third-party discretionary accounts with brokerage firms designated and approved by Central Compliance.

6.1.3.	New Investment Accounts
Prior to opening a new Investment Account, Access Persons are required to submit a Personal Account Pre-Clearance Form through the Compliance Platform and obtain written approval to establish the Investment Account from Central Compliance. Upon opening a reportable Investment Account or obtaining an interest in an Investment Account that requires reporting, the account number must be reported within 5 calendar days of funding the Investment Account via the Compliance Platform or as otherwise permitted by Central Compliance.

6.2.	Required Initial Holdings Reports and Certifications
Information that is required when you initially become subject to the Advisor’s Code:

a.	Access Persons must report all of their Investment Accounts. (See Section 5.1.1 for more information.)

b.
The report must include copies of statements which include the name of the broker/dealer or bank, title on the account, security names (and as applicable the exchange ticker symbol or CUSIP number), and the number of shares and principal amount of all holdings.

i.
If the Access Person’s brokerage firm provides automatic feeds to the Compliance Platform, the Advisor will obtain account information electronically, after the Access Person has completed the appropriate authorizations as required by the brokerage firm.

c.
All required account information must be reported within 10 calendar days from the date on which the Access Person becomes an Employee of the Advisor and is so designated as an Access Person, and the information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person.

d.	Access Persons must complete a form certifying receipt and acknowledgement of the Code.

6.3.	Required Quarterly Transaction Reports

6.3.1.	Information required on a quarterly basis:
Access Persons must report all their quarterly transactions in Covered Securities in which they have a direct or indirect beneficial ownership, within at least 30 calendar days after each quarter end. The report must include transaction details consistent with regulatory requirements, including: (i) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable Covered Security involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the Covered Security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date the Access Person submits the report.
“Covered Securities” for purposes of the Code, are any financial instrument related to a security, including:

▪	Equities / Stocks

▪	Corporate, U.S. (Government) Agency and Municipal Bonds and Notes

▪	High-Quality Short-term Bonds (maturity at issuance of less than 366 days)

▪	Exchange Traded Funds (ETFs)

▪	Options and Futures on any Covered Security, ETF or on any group or (broad-based) index of securities (e.g., put, call or straddle)

▪	Futures on U.S. Government obligations, Currencies and Commodities

▪
Private Investments (as defined in Section 6.1 below). Please note that a Private Investment and Loan Pre-Clearance Form (available via OneGuggenheim) must be completed prior to any new private investment.

▪	Closed-end Mutual Funds

▪	Open-end Mutual Funds managed, advised or sub-advised by the Advisor or an affiliate

▪	Unit Investment Trusts (UIT)

▪	Foreign Unit Trust (i.e., UCITs) and Foreign Mutual Fund

▪
Indirect investments in cryptocurrencies through products deemed a “security” under applicable law (e.g., cryptocurrency-related entities deriving a substantial amount of revenue therefrom) or private investments, ETFs and Investment Trusts that invest directly and primarily in cryptocurrencies. Note: The regulatory landscape around cryptocurrencies and related products is evolving and GPIM’s policy towards such products is subject to change depending on emerging regulatory requirements and firm and client activity. Certain cryptocurrencies may be restricted and require pre-clearance and reporting in the future.

▪
Miscellaneous: Treasury Stock; Debentures; Evidence of Indebtedness; Investment Contracts; Voting Trust Certificates; Certificates of Deposit for a Security; Limited Partnerships; Certificates of Interest or Participation in any Profit-Sharing Agreement; Collateral RIC-Certificates; Fractional Undivided Interests in Oil, Gas or other Mineral Rights; Pre-Organizational Certificates or Subscriptions; or Transferable Shares.

▪	Any other instrument that is considered a “security” under the applicable securities laws.
The term “Covered Securities” does not include obligations/debt of the U.S. Government, bank loans, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money-market funds, shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds, or open-end mutual funds which the Advisor or its affiliates, as applicable, do not manage, advise or sub-advise.
Note: Access Persons should be aware that investments in Guggenheim Funds through its Employee Investment Program are reportable as Covered Securities.
From time to time, the Compliance Platform may not receive all duplicate statements from brokers or may not receive them on a timely basis. In those cases, Access Persons will be notified by Central Compliance and must provide copies of the statements to Central Compliance who will forward the information to the Compliance Platform. If the brokerage firm does not provide automatic feeds to the Compliance Platform, Access Person will be responsible for providing duplicate statements for such Investment Accounts to Central Compliance within 20 days after each quarter-end and reflect current account information as of the respective quarter-end. The CCO or designee may provide exceptions to this policy on a limited basis.

6.4.	Annual Holdings Reports and Certifications

6.4.1.	Information required on an annual basis:

▪
Access Persons must provide a list of all Covered Securities in which they or their Immediate Family have a direct or indirect interest, including those not held in an account at a broker-dealer or bank. The list must include the title, number of shares and principal amount of each Covered Security. Access Persons must report the account number, account name and financial institution for each Investment Account with a broker-dealer or bank for which they are required to report.

▪
Access Persons must report all accounts and holdings within 30 calendar days after each year end via the Compliance Platform, or as otherwise permitted by Central Compliance, and the information must be current as of a date no more than 45 calendar days prior to the date the report is submitted.

▪
Access Persons must also certify annually that they have complied with the requirements and have disclosed all holdings required to be disclosed pursuant to the requirements of the Code. In addition, Access Persons must respond to personal disciplinary history questions.

7.	Pre-clearance for Personal Trading
All Access Persons must pre-clear all trades in their Investment Accounts (except as provided below) through the Compliance Platform prior to execution. Prior to participating in any Private Investments (as defined below), all Access Persons must pre-clear (i.e., receive approval for) the proposed transactions through Central Compliance. This is necessary in order to verify that there is no conflict between the desired trade and the Advisor’s current activities or the interests of the Advisor and its clients. For the avoidance of doubt, Access Persons must also pre-clear any trades in Investment Accounts and Private Investments in the name of or on behalf of members of their Immediate Family (see footnote 3).
Approvals to trade in an Investment Account are generally only good on the day they are sought. If an Access Person receives approval to trade a security and does not execute the trade on the day the approval is received, the trade will need to be pre-cleared again if the Access Person still wants to execute the trade.
If an Access Person is in possession of material non-public information about any security, the Access Person must not trade on it, in accordance with GPIM’s Insider Trading Policy (see the Manual for more information), despite pre-clearing the trade and receiving approval.

7.1.	Trades Requiring Pre-Clearance

1.
Covered Securities: Unless excluded below, Access Persons must pre-clear all trades in Covered Securities through the Compliance Platform, which checks the trade against the Guggenheim Investments Restricted List and any other applicable rules and guidelines. (See Section 5.3.1 for a list of Covered Securities and Appendix A for reference guide on pre-clearance and reporting requirements for Covered Securities.)

2.
Private Investments: Private Investments include, but are not limited to investments in: hedge funds, private equity funds, venture capital funds, other private fund vehicles, privately-held companies and investments in commercial properties or residential properties (excluding primary residence) where income is earned on the property (e.g., a secondary residence that is used as rental property or listed as vacation rental on Airbnb). Private Investments also include: (i) loans to or from such entities, and any other entities formed for the purpose of engaging in business activity; (ii) loans to or from individuals who are not Immediate Family of the Access Person; and (iii) loans to or from individuals who are Immediate Family of the Access Person for the purpose of engaging in business activity. Loans to or from Immediate Family of the Access Person that are entirely of a personal nature and loans that are covered within the Standing Exceptions per Section 6.3 in the Manual (Personal Loans) do not need to be pre-cleared.

Access Persons should contact Central Compliance with any questions as to which loans need to be pre-cleared. New Access Persons must disclose all of their existing Private Investments, as well as those of their Immediate Family members, within 10 days of becoming an Access Person. The Central Compliance Employee Activities Group will send an email to all new Access Persons with the Private Investment Disclosure Form, which they must complete. Existing Access Persons are required to seek prior written approval to invest in any new Private Investments on their own behalf, and on behalf of their Immediate Family members, and must complete the Private Investment and Loan Pre-Clearance Form (available via OneGuggenheim) and provide information about the investment to assist Central Compliance with the review of the request.
The Guggenheim Capital Conflicts Review Committee (“CRC”) may also review Private Investment requests for approval, as necessary. Approval by the CRC is required in the event that it is determined that a proposed or existing Private Investment involves one or more potential or actual significant conflicts of interest.

7.2.	Trades Not Requiring Pre-Clearance

1.
Government Securities/Certain Other Debt Instruments: Trades in any direct obligations of the U.S. Government (including futures on U.S. Government obligations), bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements are not required to be pre-cleared.

2.	Money Market Funds: Trades in any investment company or fund that is a money market fund are not required to be pre-cleared.

3.	Open-End Mutual Funds: Trades in open-end mutual funds that are advised or sub-advised by the Advisor or affiliates are not required to be pre-cleared.

4.	Broad-based Exchange Traded Funds (“ETFs”): Certain ETFs meeting any of the below criteria do not require pre-clearance:

•	250 or more security holdings and less than 25% of assets concentrated in the top 10 holdings;

•	Commodity or Currency Pool ETFs; or

•	U.S. Government and Agency ETFs.
A list of these ETFs is available on the GPIM Compliance page on OneGuggenheim and available here:

5.
Direct Investments in Cryptocurrencies: Cryptocurrencies (e.g. virtual currency such as bitcoin (BTC), litecoin (LTC) and ethereum (ETH)) are considered currencies and not securities, under current regulatory guidance. Therefore, similar to currency and foreign exchange trading, direct investments in cryptocurrencies are currently outside the scope of the Code and do not require pre-clearance or reporting. Indirect investments in cryptocurrencies through investment entities or products deemed a security, are Covered Securities requiring pre-clearance under the Code (See Section 5.3.1).

Note: The regulatory landscape around cryptocurrencies and related products is evolving and GPIM’s policy towards such products is subject to change depending on emerging regulatory requirements and firm and client activity. Certain cryptocurrencies may be restricted and require pre-clearance and reporting in the future.

6.
No Knowledge: Securities transactions where no knowledge of the transaction exists before it is completed are not required to be pre-cleared. For example, a transaction effected by a trustee of a blind trust or discretionary trades involving an investment partnership, when the Access Person is neither consulted nor advised of the trade before it is executed, are not required to be pre-cleared.

7.
Certain Corporate Actions: Any acquisition of securities through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, exercise of rights, tender offer transactions or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities are not required to be pre-cleared.

8.
Non-volitional transactions: Any transaction which is non-volitional (i.e., the Access Person did not have any direct influence or control), such as acquisitions in automatic investment and stock purchase plans, automatic dividend reinvestments or sales from a margin account due to a bona fide margin call, or acquisition by gift or inheritance are not required to be pre-cleared.

9.	Miscellaneous: Any transaction in any other securities as the CCO or Central Compliance may designate.

7.3.	Prohibited Transactions

1.
Investment Clubs: Participation in Investment Clubs is prohibited. Generally, an Investment Club is a group of people who pool their money to make investments. Usually, Investment Clubs are organized as partnerships and after members study different investments, the group decides to buy or sell based on a majority vote of the members. If you have any questions regarding whether an arrangement is an Investment Club, please contact Central Compliance.

2.	Initial Public Offerings (“IPOs”): Trades in IPOs are prohibited. Access Persons are prohibited from acquiring any securities offered in connection with an IPO.

3.
Commodity Interests: Trading in Commodity Interests and related Futures are generally prohibited, except for the following types of futures: (i) Futures referencing broad-based securities indices (for example; S&P 500; NASDAQ 1000; and Russell 2000); (ii) Futures referencing major currencies (for example: Euro; Yen; Australian Dollar; and British Pound); (iii) Futures referencing the following physical commodities: Gold; Silver; Oil; and Natural Gas; and (iv) Futures referencing U.S. Government debt obligations (for example: 30 year Treasury bond; 10/5 year Treasury Notes; and long-term Treasury Bonds).

Access Persons should consult with Central Compliance with regard to whether a particular instrument is a commodity interest. Senior management, together with the CCO, may grant exceptions to this prohibition on a case-by-case basis and such exceptions will be conditioned on compliance with certain requirements.

4.
Initial Coin Offerings and Virtual Coin Futures and Options: Trading in Initial Coin Offerings (“ICO”) and in futures and options on virtual coins or tokens are prohibited. Access Persons may not acquire beneficial ownership of any cryptocurrencies offered in connection with an ICO or purchase or sell virtual coin futures and options. The prohibition on trading ICOs and futures and options on virtual coins and tokens extends to Immediate Family, as defined in Section 5.1.

Access Persons should consult with Central Compliance with regard to whether a particular instrument is an ICO or future or option on a virtual coin.

5.
Blackout Period: Access Persons are prohibited from purchasing or selling, directly or indirectly, any Covered Security in which you had (or by reason of such transaction acquire) any beneficial ownership, at any time within seven (7) calendar days before or after the time that the same or related Covered Security is purchased or sold in a GPIM client account.

Exception to Blackout Period
The blackout period does not apply to trading in a Covered Security meeting the following criteria:

•	the market value of the proposed transaction is less than $25,000;

•	the 30-day rolling average trading volume is over 1 million shares; and

•	Guggenheim Investments’ trade activity is less than 5% of the security’s 7-day rolling average volume.
The exception to the blackout period does not apply to the purchase or sale of options, transactions in a Covered Security listed on the Guggenheim Investments Restricted List, and any derivatives and futures.
Note: Access Persons should request pre-clearance of the proposed transaction in the Compliance Platform, which will calculate whether the transaction in the Covered Security meets the exception criteria and approve or deny the trade accordingly.

8.	Trading Restrictions

8.1.	For All Trading
In addition to reporting and pre-clearance obligations, the Code also includes restrictions regarding the manner in which Covered Securities may be traded and held in any reportable Investment Accounts. (See Section 5.1.1 for more information.)
Regardless of whether a transaction is specifically prohibited in the Code, no person subject to the Code may engage in any personal securities transactions that (i) impact their ability to carry out their assigned duties or (ii) increase the possibility of an actual or apparent conflict of interest. Access Persons are prohibited from the following under any circumstances:

8.1.1.	Market Manipulation
Securities transactions may not be executed with the intent to raise, lower, or maintain the price of any security or to falsely create the appearance of trading activity.

8.1.2.	Trading on Inside Information
Transactions (e.g., purchases or sales) of any security cannot be made if in possession of material non-public information about the security or the issuer of the security. (Please also refer to the Manual for the Insider Trading Policy.)

8.1.3.	Front-running
No Access Person may trade ahead of a client transaction. (See Section 4.3 for more information.)

8.2.	Excessive Trading in Reportable Accounts
Access Persons may not engage in excessive trading in their reportable Investment Accounts. Access Persons shall not make more than 60 Covered Securities trades in any reporting quarter. Transactions that do not require pre-clearance are not included in the total, and buy or sell transactions respectively, executed in the same security on the same day, are considered to be one transaction (i.e., an approved transaction executed in lots throughout the day is considered one transaction).
Option Strategies
The multiple transactions that make up an option trading strategy, such as option spreads, will be counted as individual transactions towards the excessive trading limit.

8.3.	Holding Period – Thirty-Day Prohibition on Buying/Selling Covered Securities
Access Persons are prohibited from purchasing and then selling, or selling and then purchasing the same Covered Security within 30 calendar days of the initial transaction.
This prohibition does not apply to independently managed/third-party discretionary accounts or transactions that are not subject to pre-clearance requirements.

8.4.	Section 16 Reporting for Certain Closed-End Mutual Funds
Section 16 of the Securities Exchange Act of 1934 requires insiders (directors and officers or the issuer of the securities) to file (i) an initial report with the SEC disclosing status as an insider (reporting person) and beneficial ownership of securities at the time of attaining such status (Form 3); (ii) changes in beneficial ownership (Form 4); and (iii) annual statement of changes in beneficial ownership (Form 5).
Access Persons must promptly email: Section16Filings@guggenheimfunds.com, but in no event more than 24 hours, after any transaction in CEFs advised or sub-advised by the Advisor or an affiliate. Such reporting is required to make mandatory regulatory filings within the required time period.

9.	Annual Review
The GPIM Compliance Department will review the adequacy of the policies and procedures contained in the Code and the effectiveness of its implementation on an annual basis. This review will consider any changes in the business activity of the Advisor and any changes to the Advisers Act or applicable regulations that might suggest a need to revise the policies and procedures contained herein. In addition, the GPIM Compliance Department will consider the need for interim reviews in response to significant compliance events, changes in business arrangements or regulatory developments.

10.	Retention of Records
GPIM will maintain records as set forth below in accordance with Rule 204-2(a)(12) and (13) under the Advisers Act and will make available for examination by the SEC.

•	A copy of the Code and any other Code which is, or at any time within the past five years has been, in effect, will be preserved in an easily accessible place;

•	A list of all Access Persons who are, or within the past five years have been, required to submit reports under the Code, will be preserved in an easily accessible place;

•
A copy of each report made by an Access Person under the Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

•
A copy of each duplicate brokerage confirmation and each periodic statement provided under the Code will be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

•
A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred;

•
A copy of all Acknowledgements of Receipt and Annual Certifications as required by the Code for each Access Person who is currently, or within the past five years was required to provide such Acknowledgement of Receipt or Annual Certification; and

•
GPIM will maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of a Private Investment, for at least five years after the end of the fiscal year in which the approval is granted.

Central Compliance will use best efforts to assure that all requests for pre-clearance, all personal securities transaction reports and all reports of securities holdings are treated as "Personal and Confidential." However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within the Advisor and its affiliates as are necessary to evaluate compliance with, or sanctions under, the Code.

11.	Sanctions
The Code is designed to facilitate compliance with applicable laws and to reinforce the Advisor’s reputation for integrity in the conduct of their businesses. For violations of the Code, sanctions may be imposed as deemed appropriate by the GPIM Compliance Department with Central Compliance and as applicable in coordination with senior management. Escalation will depend on the severity and frequency of the infraction considering the facts and circumstances such as potential or actual harm or reputational risk to clients, prospects or the Advisor. A pattern of violations that individually do not violate the law, but which taken together demonstrate a pattern of lack of respect for the Code, may result in disciplinary action, including termination of employment.
Specifically, the Access Person shall be subject to remedial actions which may include, but are not limited to, any one or more of the following: (1) personal trading restriction; (2) verbal warning and/or letter of instruction; (3) written memo or letter of caution (including requirement for additional training) or other measures; (4) enhanced supervision or management plan; (5) decrease in compensation, performance measure or other penalty; (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution. If the Access Person is normally eligible for a discretionary bonus, violations of the Code may also reduce or eliminate the discretionary portion of his/her bonus.

12.	Interpretations and Exceptions
The GPIM Compliance Department shall have the right to make final and binding interpretations of the Code and may grant, at its discretion, exceptions to certain of the prohibited transactions as described in the Code. Any memorandum created regarding the granting of any such exceptions will be retained. Each Access Person must obtain written approval from the GPIM Compliance Department before taking any action regarding such an exception.

13.	Appendix A – Reference Guide for Covered Security Pre-Clearance and Reporting Requirements

Security / Financial Instrument Type	Pre-Clearance Required	Reporting (Quarterly Transactions / Annual Holdings)
Equities / Stocks	YES	YES
Corporate, U.S. (Government) Agency and Municipal Bonds and Notes	YES	YES
U.S. Government Obligations and Debt	NO	NO
High Quality Short-term Bonds (maturity at issuance of less than 366 days)	YES	YES
Broad-based Exchange-Traded Funds (ETFs) meeting certain criteria (see current list of applicable ETFs on OneGuggenheim – available here)	NO	YES
All other Exchange Traded Funds (i.e., not broad-based ETFs meeting criteria)	YES	YES
Options and Futures on any Covered Security, ETF or on any group or (broad-based) index of securities	YES	YES
Futures on U.S. Government Obligations	NO	YES
Certain Futures on Currencies and Commodities	YES	YES
Private Investments, certain Loans and secondary Commercial and Residential Property	YES	YES
Unit Investment Trusts (UITs)	YES	YES
Unit Investment Trusts (UITs) investing exclusively in open-end mutual funds.	NO	NO
Foreign Unit Trusts (i.e. UCITS) or Foreign Mutual Fund	YES	YES
Closed-end Mutual Funds (regardless of whether advised or sub-advised by the Advisor or an affiliate)	YES	YES
Open-end Mutual Funds	NO	NO
Open-end Mutual Funds advised or sub-advised by the Advisor or an affiliate	NO	YES
Money Market Funds	NO	NO
Indirect investments in Cryptocurrencies	YES	YES
Direct investments in Cryptocurrencies	NO	NO
Miscellaneous: Treasury Stock; Debenture; Evidence of Indebtedness; Investment Contract; Voting Trust Certificate; Certificate of Deposit for a Security; Limited Partnerships; Certificate of Interest or Participation in any Profit-Sharing Agreement; Collateral-RIC Certificate; Fractional Undivided interest in Oil, Gas or other Mineral Right; Pre-Organizational Certificate or Subscription; Transferable Shares
	YES	YES
Bank Loans; Bankers’ Acceptances; Bank Certificates of Deposit; Commercial Paper; Repurchase Agreements	NO	NO

14.	Appendix B – Option Trading Pre-Clearance Requirements

Buying a Call Option	Pre-Clearance Required
Entering into Transaction
Buy to Open	YES
Closing Transaction
Sell to Close	YES
Let it Expire	NO
Exercise (i.e. buy underlying) and Hold	YES
Exercise (i.e. buy underlying) and Immediately Sell	YES for each trade (prohibited because of 30-day holding period)

Writing/Selling a Call Option	Pre-Clearance Required
Entering into Transaction
Write/Sell Option	YES
Closing Transaction
Expires	NO
Exercised (if own underlying)	NO
Exercised (if naked/do not own underlying – i.e. buy security to deliver)	YES
Buy same Call Option	YES

Buying a Put Option	Pre-Clearance Required
Entering into Transaction
Buy to Open	YES
Closing Transaction
Sell to Close	YES
Let it Expire	NO
Exercise (if own underlying - i.e. sell underlying)	YES
Exercise (if do not own underlying - i.e. buy underlying first)	YES for each trade (prohibited because of 30-day holding period)

Writing/Selling a Put Option	Pre-Clearance Required
Entering into Transaction
Write/Sell Option	YES
Closing Transaction
Expires	NO
Exercised (i.e. buy underlying)	NO